Exhibit 5.1

SMITH MACKINNON, PA

ATTORNEYS AT LAW

POST OFFICE BOX 2254
		SUITE 800	ORLANDO, FLORIDA 32802-2254
John P. Greeley	255 South Orange Avenue Orlando, Florida 32801	CITRUS CENTER	Telephone (407) 843-7300 Facsimile (407) 843-2448

January 29, 2014

Centerstate Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Re:	The Gulfstream Bancshares, Inc. 2009 Stock Option Plan, the Gulfstream Bancshares, Inc. Officers’ and Employees’ Stock Option Plan and Gulfstream Bancshares, Inc. Directors’ Stock Option Plan

Gentlemen:

We have acted as counsel to Centerstate Banks, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 767,304 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), to be offered pursuant to the above-referenced plans (the “Plans”).

In rendering this opinion, we have relied upon, among other things, our examination of the Plans and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Florida; and

2. The Shares have been duly authorized and, when issued in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

Very truly yours,

Smith Mackinnon, PA

By:	/s/ John P. Greeley
John P. Greeley